SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.____1_______)*


                        U.S.-China Industrial Exchange, Inc.
              -----------------------------------------------------
                                (Name of Issuer)

                        Common Stock, $.01 par value
          -------------------------------------------------------------
                         (Title of Class of Securities)

                                 90329W104
              -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 90329W104                  13G/A                  Page 2 of 4 Pages



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   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       D.H. Blair & Co., Inc.


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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


       New York

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                       0
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                       0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*



                      CO.
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                       Page 3 of 4 pages
Item 1.
         (a)   Name of Issuer:
               U.S.-China Industrial Exchange, Inc.

         (b)   Address of Issuer's Principal Executive Offices:
               7201 Wisconsin Avenue
               Bethesda, Maryland  20814
Item 2.
         (a)   Name of Person Filing:

               This  statement is filed by D.H.  Blair & Co., Inc.
               ("Blair").

         (b)   Address of Principal Business Office or, if None, Residence:

               The Reporting Parties' business address is 80 Pine Street, New York, NY 10005.

         (c)   Citizen:

               Blair is  incorporated  in the  State of New  York.

         (d)   Title of Class of Securities:
               Common Stock, $.01 par value ("shares").

         (e)   CUSIP#:
               90329W104

Item 3.  (a)   Blair was a  broker-dealer  registered  under  Section 15 of the
               Securities Exchange Act.

Item 4. Ownership:

      (a) (b)  As of August 18, 1999, Blair owns no shares.


Item 5.     Ownership of Five Percent or Less of a Class:
            Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
            Company:
            Not applicable.

                                                            Page 4 of 4 pages


Item 8.     Identification and Classification of Members of the Group:
            Not applicable.

Item 9.     Notice of Dissolution of Group:
            Not applicable.

Item 10.    Certification:
            By signing below we certify that to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as participant in any transaction having such purpose of effect.


                                   SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the Reporting Persons, each such person or entity certifies that the information set forth in this statement is true, complete and correct.






                                          D.H. BLAIR & CO., INC.



                                              /s/ Charlene Trotter
Dated:   January 20, 2000                By:________________________________
         New York, New York                 Charlene Trotter